AMENDED AND RESTATED EMPLOYMENT SEPARATION AGREEMENT
This Amended and Restated Employment Separation Agreement (this “Agreement”), effective as of October 20, 2014, is entered into by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at Morris Corporate Center I, Building A, 300 Interpace Parkway, Parsippany, New Jersey, and Mr. Jeffrey E. Smith, residing at [ **********] (the “Executive”).
WHEREAS, the Company and Executive previously entered into an Employment Separation Agreement, effective as of May 15, 2006 and an Amended and Restated Employment Separation Agreement effective December 31, 2008 (copies of which are attached hereto as Exhibit A) (the “Prior Agreements”); and
WHEREAS, the Company and the Executive desire to again amend and restate the Prior Agreements to make certain changes, with this Agreement to supersede the Prior Agreements in their entirety.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereby agree as follows:
1.Employment. In connection with the Executive’s acceptance of continuing employment, the Company shall employ the Executive as Vice President of Corporate Development commencing on or about October 20, 2014, which employment shall terminate upon notice by either party, for any reason. Executive understands and agrees that his employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2.Termination Benefits.    In consideration of Executive’s change in title and continued employment, the Company agrees that if it terminates the Executive’s employment for any reason or if the Executive terminates his employment as provided for in Section 2e hereof, and, as of the 45 day following his termination, the Executive has executed a form of Severance Agreement and General Release acceptable in form and substance to the Company (the “Release”), any applicable revocation period has expired and Executive has not revoked the Release during such revocation period, then such termination shall be considered Executive’s “retirement” and:

a.Executive shall be paid a lump sum payment equal to the greater of: (i) (A) the product of eighteen (18) times his Base Monthly Salary, plus (B) the average cash incentive compensation paid to the Executive during the most recent three years immediately preceding the termination date for which such incentive compensation was paid; or (ii) the same calculation in (i) above, however, the date in (B) shall not be the termination date but October 20, 2014. The greater of the calculations ((i) or (ii) above) is referred to herein as the “Severance Payment.” Subject to Section 2d below, such payment shall be made within sixty (60) days after Executive’s termination date.

b.In the event that the Company is obligated to pay the Executive the Severance Payment, in addition to such payment the Company shall reimburse Executive for the costs of the premiums for the continuation of the Executive’s health and welfare benefits under the Company’s group health plan under COBRA for up to twelve (12) months (the “COBRA Benefit”), provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 90 days after Executive incurs such expense. Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred, the amount of the COBRA premium eligible for reimbursement during one year shall not affect the amount of COBRA premium eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit. If the Executive becomes employed by a third party and is entitled to comparable health and welfare benefits then the Company is entitled to discontinue the COBRA Benefit.

c.All payments due hereunder shall be subject to withholding for applicable federal, state and local income and employment related taxes. In the event of any termination of the Executive’s employment with the Company, the Executive shall continue to be bound by the Confidentiality, Non-Solicitation, and Covenant Not to Compete Agreement signed by Executive and effective May 15, 2006, a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”) for the periods set forth therein. No termination benefits will be paid if the Executive resigns or terminates his employment for any reason other than as set forth in Section 2e.

d.Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination of employment. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment. The 6-month payment delay requirements of this Section 2d shall apply only to the extent that the payments under this Section 2 are subject to Code Section 409A. With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

e.Subject to the terms and conditions set forth in Section 2a above, the Executive shall be entitled to the Severance Payment and the COBRA Benefit if he terminates his employment with the Company (i) because the Executive suffers a reduction in his annual base salary; (ii) if the Company modifies the Executive’s overall compensation plan in a manner that materially reduces the Executive’s earning potential; (iii) if the Company relocates its principal place of business more than 50 miles from the Executive’s current residence; or (iv) in the event of Executive’s death or disability (which in the opinion of a physician designated by PDI permanently prevents Executive from being able to render services to PDI); provided, however, that with respect to items (i) and (ii) above, within thirty (30) days of written notice by the Executive, the Company has not cured, or commenced to cure, such reduction.

3.Definitions.

Base Monthly Salary shall mean an amount equal to one-twelfth of the Executive’s then current annual base salary. Base Monthly Salary shall not include incentives,

bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to employees of the Company at the executive level.
4.Integration: Amendment.    This Agreement and Confidentiality Agreement (Exhibit B) constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement or the Confidentiality Agreement shall be binding unless in writing and signed by both parties.

5.Governing Law: Headings.    This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

6.Jurisdiction.    Except as otherwise provided for herein, each of the parties (a) irrevocably submits to the exclusive jurisdiction of any state court or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

7.Assignment. This Agreement may and shall be assigned or transferred to, and be binding upon and shall inure to the benefit of any Successor Company (any company that acquires 50% or more of the Company or is the surviving entity in the event of an acquisition, merger, combination or similar transaction).

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

By:    /s/ Jeffrey E. Smith
Jeffrey E. Smith

PDI, INC.

By:    /s/ Nancy Lurker
Nancy Lurker
Chief Executive Officer

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